EXHIBIT 10.1

Annual Bonus Plan. The plan provides for annual cash bonuses to designated senior officers, including all the named executive officers, upon the achievement of pre-established performance goals approved by the Board of Directors based upon the recommendation of the Compensation Committee. Under the Annual Bonus Plan for 2020, prior to the earnings override discussed below, the chief executive officer and other executive officers selected to participate in the plan are entitled to receive a maximum bonus of up to 40% and 33%, respectively, of their base salary, depending on how actual performance compares with the quantitative and qualitative goals established for the year. The performance goals under the Annual Bonus Plan are the same for all participants and are based on overall corporate performance. The quantitative goals may include performance factors relating to asset size, capital level, delinquency ratio, return on assets and equity, levels of non-interest income and non-interest expense, net interest margin, charge-offs and the size of the loan portfolio. The qualitative goals are non-financial corporate goals that require leadership of senior management and are ranked based on their relative importance to our operations. Participants earn credits for the quantitative factors, based on the level of importance assigned to each factor and the actual level of performance compared to the targeted goals set for each factor. Participants also earn credits for accomplishing the qualitative goals established by the Compensation Committee. A participant’s bonus is based 50% on meeting qualitative goals and 50% on meeting quantitative goals.  An individual's bonus level based on meeting the qualitative and quantitative goals is subject to an earnings override. The Board of Directors establishes a target net earnings level. To the extent actual net earnings is below or above that target, the bonus level may be decreased or increased by up to 50%.

For 2020, the Board approved eight quantitative performance measures (each weighted at 6.25%) and five qualitative performance measures (each weighted at 10.0%).